Exhibit 23.3

250 West 55th Street New York, NY 10019-9710 +1 212 836 8000 main +1 212 836 8689 fax

September 23, 2015

AccuShares Investment Management, LLC

300 First Stamford Place – 4th Floor East

Stamford, CT 06902

Re:	AccuShares Trust I, in respect of AccuShares Spot CBOE® VIX® Fund (File No. 333-194666)

Dear Ladies and Gentlemen:

We have acted as counsel for AccuShares Trust I, a Delaware statutory trust formerly known as AccuShares Commodities Trust I (the “Trust”), in connection with the Trust’s filing on September 23, 2015 with the Securities and Exchange Commission of its Post-Effective Amendment No. 1 under the Securities Act of 1933 (the “1933 Act”) (File No. 333-194666) to its Registration Statement on Form S-1 (as amended, the “Registration Statement”) relating to the issuance and sale by the Trust of shares of the Fund.

We hereby consent to the filing of this document as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Kaye Scholer LLP

KAYE SCHOLER LLP